Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-162335) and the Registration Statement (Form S-8 No. 333-139211 and No. 333-157076) pertaining to the 2003 Stock Option Plan, 2003 India Stock Employee Option Plan, 2006 Omnibus Award Plan, 2006 Omnibus India Subplan 1 and 2006 Omnibus India Subplan 2 of ExlService Holdings, Inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements of ExlService Holdings, Inc., and the effectiveness of internal control over financial reporting of ExlService Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New York, New York

March 16, 2010